NAI Puget Sound Properties
Commercial Real Estate Services, Worldwide.

NAI Puget Sound Properties
11235 SE 6th Street, Suite 130
Bellevue, WA 98004
Phone: (425) 586-5600
Fax: (425) 455-9138

CBA

SUBLEASE AGREEMENT

CBA Text Disclaimer: Text deleted by licensee indicated by strike.
New text inserted by licensee indicated by small capital letters.

THIS SUBLEASE AGREEMENT (the "Sublease") is entered into this 27th day of April, 2009, between Compleat Sportswear, Inc. a Washington Corporation ("Tenant"), and Michael Grabham dba The Finish Company ("Subtenant"). Tenant entered into a lease (the "Master Lease") with Pacific Georgetown Center, LLC a Washington Limited Liability Co. as landlord ("Landlord"), dated January 2, 2003, leasing the premises legally described on the attached Exhibit 1 ("Master Premises"). A copy of the Master Lease, including all amendments, is attached as Exhibit 2. Tenant and Subtenant agree as follows:

1. **SUBLEASE SUMMARY.**

a. **Subleased Premises.** Tenant leases to Subtenant and Subtenant leases from Tenant that portion of the Master Premises consisting of an agreed area of ~~450~~ total rentable square feet of area on the 1st and 2nd floor(s) of the Master Premises, outlined on the floor plan attached as Exhibit 3 (the "Subleased Premises"). 800 SQ FT TOTAL OFFICE AND 250 SQ FT OF WAREHOUSE SPACE 1/31 MG

b. **Sublease Commencement Date.** The Sublease shall commence on April 27, 2009 or such earlier or later date as provided in Section 3 (the "Sublease Commencement Date").

c. **Sublease Termination Date.** The Sublease shall terminate at midnight on ~~April 26, 2010~~ 2011 MG or one day prior to the termination date of the Master Lease, whichever is earlier, unless sooner terminated in accordance with the terms of this Sublease (the "Sublease Termination Date").

d. ~~**Base**~~ **Rent.** Subtenant shall pay to Tenant ~~base~~ monthly rent (**check one**) ☒ of $ ~~550.00 gross~~ 1250.00 GROSS AS OF 2/1, or ☐ according to the Rent Rider attached hereto. Rent shall be payable at Tenant's address shown below, or such other place designated in writing by Tenant. *THE TERM "GROSS" SHALL MEAN ALL RENT, INCLUDING ALL UTILITIES AND OPERATING EXPENSES, BUT NOT INCLUDING PHONES, DATA SERVICES OR JANITORIAL.*

e. **Prepaid Rent.** Upon execution of this Sublease, Subtenant shall deliver to Tenant the sum of $~~550.00~~ 1250.00 as prepaid rent to be applied to the Rent due for the first month(s) of the Sublease.

f. **Security Deposit.** Upon execution of this Sublease, Subtenant shall deliver to Tenant a security deposit in the amount of $0.00 to be held as a security deposit pursuant to Section 5 below. The security deposit shall be in the form of (check one): ☐ cash, or ☐ letter of credit according to the Letter of Credit Rider attached hereto.

g. **Permitted Use.** The Subleased Premises shall be used only for office and storage as approved by Landlord (the Subtenant is a carpentry, tile and painting company) and for no other purpose without the prior written consent of Tenant.

h. **Notice and Payment Addresses:**

Tenant: Compleat Sportswear c/o Mathew Mason 6363-7th Ave. S., Suite 222 Seattle, WA 98108

Phone: 206-405-1600 Fax: ____